WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.





<ARTICLE>                    9


<LEGEND>
This schedule  contains summary  financial  information  extracted from the Form
10-KSB for the years ended December 31, 1995 and December 31, 1996 and Form 10-K for the year ended December 31, 1997, and is qualified in its entirety by reference to such financial statements and accompanying disclosures.

</LEGEND>

